Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of May 23, 2016 (the “Effective Date”), by and between Jeffrey P. McMullen (the “Executive”) and inVentiv Health, Inc., a Delaware corporation (the “Company”).

WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other confidential business and technical information, including, but not limited to, technical information, design systems, proprietary assays, pricing methods, pricing rates or discounts, processes, procedures, formulas, design of computer software or improvement of any portion or phase thereof, whether patented or not, that is of any value whatsoever to the Company, as well as certain unpatented information relating to the Company’s Business (as defined below), information concerning proposed new services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other entity for the Company), other Proprietary Information (as defined below) and information about the Company’s employees, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment with the Company;

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its trade secrets and Proprietary Information, and its substantial relationships with suppliers and clients, actual and prospective;

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of employment and following (for a reasonable time) termination of employment;

WHEREAS, the Executive and the Company are currently parties to that certain Amended and Restated Employment Agreement, dated as of May 23, 2014 (the “Previous Employment Agreement”), and desire to amend and restate the Previous Employment Agreement to, among other things, extend the term of the agreement by two years;

WHEREAS, the Company desires to continue to employ the Executive and to ensure the availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement; and

WHEREAS, the Executive acknowledges and agrees that the payments, benefits, promises and undertakings performed, and to be performed, as set forth herein exceed and are greater than the payments, benefits, promises and undertakings to which Executive would have been entitled had Executive not executed this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1. Representations and Warranties. The Executive hereby represents and warrants to the Company that he (a) is not subject to any written non-solicitation or non-competition agreement affecting his employment with the Company (other than the Previous Employment Agreement), (b) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than the Previous Employment Agreement), and (c) has not brought to the Company any trade secrets, confidential business information, documents, or other personal property of a prior employer.

2. Term of Employment.

(a) Term. Subject to Section 6 hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on the Effective Date and ending on the second (2nd) anniversary of the Effective Date (the “Employment Term”). The period of time from the Effective Date until the first anniversary of the Effective Date shall be known as the “First Year.” The period of time from the end of the First Year until the second anniversary of the Effective Date shall be known as the “Second Year.”

(b) Continuing Effect. Notwithstanding any termination of employment, at the end of the Employment Term or otherwise, the provisions of Sections 7, 8, 9 and 11 hereof shall remain in full force and effect and the provisions of Sections 8 and 11 hereof shall be binding upon the legal representatives, successors and assigns of the Executive.

3. Duties.

(a) General Duties. The Executive shall serve as a Vice Chairman of the Company and shall perform the duties and responsibilities that the Company’s Chief Executive Officer (“CEO”) may require of him and are customary for such position. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.

(b) Devotion of Time. The Executive shall devote the amount of time and attention to the business and affairs of the Company that are reasonably necessary to competently perform his duties. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other person, business or organization without the prior written consent of the CEO. Notwithstanding the foregoing, the Executive shall be permitted, subject to the first sentence of this Section 3(b) and Sections 7, 8, 9 and 10 hereof, to (i) serve on corporate, advisory, civic or charitable boards or committees, including without limitation, the Syracuse University Biology Advisory Board, and service on the boards of directors of each of BioClinica, Patheon, and the Association of Clinical Research Organizations, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments.

(c) Location of Office. The Executive’s principal business office shall be at the Company’s office location in Princeton, New Jersey; provided, however, that the Executive’s job responsibilities shall include all business travel necessary to such requirements.

(d) Adherence to Inside Information Policies. The Executive shall promptly execute any agreements requiring the Executive to abide by any inside information policies either currently in effect or that may be put into effect during the Employment Term.

(e) Board Service. The Company agrees to use its reasonable best efforts to cause Executive to be re-elected to the Boards (the “Boards”) of Directors of the Company, inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc. and inVentiv Holdings, Inc. Upon termination of Executive’s employment, Executive shall resign from the Boards and cooperate with the Company to execute all documentation reasonably necessary to effect such resignation. During the Second Year, the Company will recommend to the Boards that Executive be awarded equity compensation similar to independent Directors of the Company who may also be awarded such equity compensation.

4. Compensation and Expenses.

(a) Annual Base Salary. For the services of the Executive to be rendered under this Agreement, during the Employment Term the Company shall pay the Executive an annual base salary equivalent to $300,500 per annum during the First Year and $150,000 per annum during the Second Year (the “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practices. In the Second Year the Company may, at its option, transition the Executive to a non-employee consultant at the same rate of compensation that would otherwise apply during the Second Year.

(b) Perquisites. The Executive shall be entitled to administrative support substantially similar to the administrative support the Executive receives as of the date hereof. In addition, during the First Year, the Executive shall be entitled to perquisites which shall have a cost to the Company of not more than $30,000. Benefits generally available to all other employees of the Company shall not be deemed perquisites for purposes of this Section 4(b).

(c) Conditions to Reimbursement. Any reimbursement provided to the Executive with respect to the perquisites set forth in Section 4(b) shall be subject to the following terms and conditions: (i) the Executive must submit all required receipts and documentation for each such reimbursable expense and (ii) the Company shall provide the Executive with the requisite reimbursement within thirty (30) business days thereafter. In addition, any amounts to which the Executive becomes entitled pursuant to this Section 4 (whether by way of reimbursement or in-kind benefits) in each calendar year within the Employment Term or any other reimbursement to which the Executive becomes entitled pursuant to the provisions of this Agreement during such calendar year shall not reduce the amounts (or in-kind benefits) to which the Executive may become entitled hereunder in any other calendar year within the Employment Term. In no event, however, will any expense be reimbursed after the close of the calendar year following the calendar year in which that expense was incurred. None of the Executive’s rights to reimbursement or in-kind benefits hereunder may be liquidated or exchanged for any other benefit.

(d) Annual Review of Salary. The Executive will have an annual performance and salary review by the CEO in accordance with the Company’s normal practices. Pursuant to this annual review, the Company shall not reduce the Executive’s Annual Base Salary below the then current Annual Base Salary.

(e) Annual (Cash) Incentive. In addition to any other compensation received pursuant to this Agreement, subject to the Executive’s continued employment at the end of each calendar year within the Employment Term, the Executive shall be eligible to receive an annual cash bonus based on achievement of financial and other objectives established annually by the CEO.

(f) Expenses. In addition to any compensation received pursuant to this Section 4, the Company shall reimburse or advance funds to the Executive for reasonable travel, entertainment, professional dues and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement and in accordance with the Company’s policies relating to travel and expenses, subject to receipt by the Company of evidence of such expenses. The Executive must submit all required receipts and documentation for each such reimbursable expense within sixty (60) days following the last day of the month of the incurrence of that expense.

5. Benefits.

(a) Vacation. Executive shall be entitled to take as much vacation time as he deems appropriate for his role so long as he is meeting the expectations of the CEO. In light of this policy, Executive shall not accrue vacation time.

(b) Employee Benefit Programs. The Executive shall be entitled to participate in any pension, 401(k), medical insurance, disability insurance, life insurance or other employee benefit plan that is maintained by the Company, including reimbursement of membership fees in professional organizations, subject to the eligibility requirements of these specific plans. In the event the Company chooses to transition Executive to a consultant as set forth in section 4(a) of this Agreement, then the Executive shall no longer be entitled to employee benefits; provided, however, if thereafter the Executive purchases continuation health coverage through COBRA, then the Company shall reimburse the Executive the cost of the applicable premium until the end of the Second Year.

(c) Death Benefit. In the event of the Executive’s death prior to the end of the Employment Term, the Executive’s estate or his designated beneficiary shall be entitled to receive the Executive’s Annual Base Salary, plus any earned bonuses, for the balance of the Employment Term, with such balance to be paid in a series of successive equal installments over that period in accordance with the Company’s normal payroll practices for salaried employees, with the first such installment to be paid within sixty (60) days after the date of his death.

6. Termination; Severance.

(a) Certain Definitions. For purposes of this Agreement:

“Cause” means that the Executive has: (i) materially failed to meet the Company’s expectations with respect to the Executive’s job performance set forth in Section 3 of this Agreement; (ii) been convicted of, or pleaded guilty or no contest to, a felony involving any subject matter; (iii) been charged by a government agency with a felony relating to the business of the Company or any of its Affiliated Companies; (iv) been convicted of, or pleaded guilty or no contest to, a misdemeanor directly involving the Executive’s employment that directly affects the business of the Company; (v) been found after an internal investigation to have engaged in sexual misconduct, inappropriate sexual conduct with an employee or consultant of the Company, sexual harassment or other unlawful discrimination and/or harassment, which is related to the Executive’s employment or the business of the Company and/or otherwise violated the Company’s sexual harassment policy, anti-fraternization policy and/or anti-discrimination policies; (vi) failed to carry out the duties and responsibilities assigned to the Executive which are consistent with the terms of this Agreement; (vii) misappropriated the Company’s funds or otherwise defrauded the Company; (viii) breached his fiduciary duty to the Company resulting in profit to him, directly or indirectly; (ix) been convicted of illegal possession or illegal use of a controlled substance; (x) engaged in chronic alcohol abuse or the use of illegal drugs, chemicals or controlled substances or the abuse of otherwise legal drugs or chemicals or controlled substances that affects the performance of his duties as reasonably determined by the Company; (xi) failed or refused to cooperate in any official investigation conducted by or on behalf of the Company; (xii) breached any material provision of this Agreement, after notice and a reasonable opportunity to cure such behavior (if the behavior is of a nature that can be cured); intentionally or willfully failed to comply with the reasonable directives of the Board; committed an act or omission constituting gross negligence or willful misconduct which causes, at least in part, the Company to restate its financial statements for a completed fiscal period after having finalized such financial statements; or (xv) been found by a court or any federal or state governmental authority, in a final determination, to have violated any applicable securities laws, whether such finding was after a hearing or trial or on consent without admitting or denying any allegations of wrongdoing.

“Disability” means the occurrence of either of the following circumstances: (i) if the Executive is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and in effect at such time, or (ii) if in the exercise of the reasonable judgment of the Company, due to accident, mental or physical illness, or any other reason, the Executive has become physically or mentally incapable of performing, with or without reasonable accommodation, the essential functions of his employment for a period of more than one hundred twenty (120) consecutive days or for one hundred eighty (180) days within a three hundred and sixty-five (365) day period.

“Employment Termination Date” with respect to any purported termination of the Executive’s employment, shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Cause or without Cause, the date specified in the Notice of Termination, (iii) if the Executive’s employment is terminated as a result of a Disability, the date on which it is finally determined that the Executive is Disabled and (iv) if the Executive terminates his employment for Good Reason or otherwise voluntarily terminates his employment, the date specified in the Notice of Termination, which shall be no later than the last day the Executive performs his duties. In the event that the termination of the Executive’s employment does not constitute a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, including all regulations and other guidance issued pursuant thereto (the “Code”), the Executive’s rights to the payments and benefits described in Section 6 shall vest upon the Employment Termination Date, but no payment to the Executive that is subject to Code Section 409A shall be paid until the Executive incurs a separation from service (subject to Section 6(f)), and any amounts that would otherwise have been paid prior to such date shall be paid instead as soon as practicable after such date.

“Good Reason” means (i) the material breach of any of the material terms or conditions of this Agreement by the Company, which is not cured or otherwise remedied by the Company within thirty (30) business days after receiving written notice from the Executive or (ii) the Executive, with or without a change in title or formal corporate action, no longer exercises substantially all of the duties and responsibilities of the Vice Chairman of the Company, other than in connection with a voluntary resignation by the Executive as Vice Chairman of the Company; provided, however, that the Executive must resign within one hundred eighty (180) days of the initial occurence of the foregoing circumstance and must deliver a Notice of Termination to the Company stating the facts and circumstances he alleges constitute Good Reason within ninety (90) days of the first occurence of such fact or circumstance or the Executive shall be deemed to have waived the Executive’s right to terminate for Good Reason with respect to any such facts or circumstances; and provided, further, that “Good Reason” shall not exist as a result of a termination for Cause in accordance with Section 6(b)(ii) of this Agreement. For the avoidance of doubt, the appointment of a President, Chief Executive Officer or other similar officer of the Company’s Clinical segment shall not constitute Good Reason.

“Notice of Termination” means a notice delivered by one party hereto to the other party hereto, which notice (i) if delivered by the Company to the Executive, shall indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed by the Company to provide a basis for termination of the Executive’s employment with the Company under the provision so indicated, or (ii) if delivered by the Executive to the Company, shall, if applicable, set forth in reasonable detail the facts and circumstances claimed by the Executive to provide a basis for termination by the Executive for Good Reason.

“Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporate entity owned, directly or indirectly, by the Company’s stockholders in substantially the same character and proportions as their ownership of interests in the Company.

(b) Termination.

(i) Either the Company or the Executive, in its or his sole discretion, may terminate the Executive’s employment without Cause or Good Reason, as applicable, at any time upon thirty (30) days written notice. Upon the Employment Termination Date, whether with or without Cause or Good Reason, the Executive shall have no right to compensation or reimbursement under Section 4 (except for compensation earned or reimbursable expenses incurred through the Employment Termination Date) or to participate in any employee benefit programs under Section 5 for any period subsequent to the Employment Termination Date, except as provided for by law or this Agreement. In the event that the Executive is involuntarily terminated for any reason other than for Cause or the Executive terminates his employment for Good Reason, he shall be eligible to receive a bonus payment, pro-rated for the time worked, according to the bonus terms, to be paid at the customary bonus payment time in accordance with normal payroll practices. On or before the Employment Termination Date or prior to receiving (and as a condition to receiving) any final compensation or expenses due him, the Executive shall (a) return to the Company’s headquarters or the offices of the Company in Princeton, New Jersey, as the Company may request, (b) participate in an exit interview, as the Company may request, and (c) upon presentation by the Company, execute a “Certificate of Conclusion of Employment,” certifying that he has complied with his obligations and acknowledging his continuing obligations under this Agreement. The Executive’s failure to comply with the requirements of this Section shall constitute a material breach of this Agreement.

(ii) The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined above) by giving Notice of Termination. The Executive shall have ten (10) days from the date of such Notice of Termination to provide the Company with evidence that the Company is mistaken as to Cause and that the Executive’s conduct does not meet the criteria for termination for Cause. During such ten (10) day period, the Executive shall be suspended without pay and shall no longer perform any of the duties of his position; provided, however, that if his employment is reinstated, then the Executive shall be paid for such ten (10) day period or if the termination is upheld, the effective Employment Termination Date shall be deemed to be the date specified in the Notice of Termination. Upon any such termination for Cause, the Executive shall have no right to compensation or reimbursement under Section 4 (except for compensation and bonuses earned or reimbursable expenses incurred through the Employment Termination Date), or to participate in any employee benefit programs under Section 5 for any period subsequent to the Employment Termination Date, except as provided by law.

(ii) To the extent the Executive is, on the Employment Termination Date, participating in one or more deferred compensation arrangements subject to Section 409A of the Code, the payments and benefits provided under those arrangements shall continue to be governed by, and to become due and payable in accordance with, the specific terms and conditions of those arrangements, and nothing in this Agreement shall be deemed to modify or alter those terms and conditions.

(d) Benefit Limit.

(i) In the event that any payments or benefits to which the Executive becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company or other affiliated company) (the “Total Payments”) would otherwise constitute a parachute payment under Code Section 280G(b)(2), then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 (“Excise Tax”) on the payments and benefits provided to the Executive under this Agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company).

(ii) In the event that a reduction in benefits is required to satisfy the benefit limit of this subparagraph (d), such reduction shall be calculated only to the extent that the after-tax value to the Executive of such reduced benefits would exceed the after-tax value to the Executive of the total benefits to be received by the Executive without application of such reduction; provided, that such reduction shall occur in the following order: (1) cash payments subject to Section 409A of the Code; (2) cash payments not subject to Section 409A of the Code; and (3) non-cash forms of benefits; and provided, further, that to the extent any payment to be reduced pursuant to this sentence is to be made over time (e.g., in installments, etc.), then such payments shall be reduced in reverse chronological order.

(iii) For purposes of determining whether and the extent to which the Total Payments will be subject to reduction, (A) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing shall be taken into account, (B) no portion of the Total Payments shall be taken into account which in the good faith opinion of the Company does not constitute a “parachute payment” within the meaning of Section 2800(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code), and in calculating Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (C) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined in good faith by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 6(d)(iii), the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the applicable payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(e) Conditions on Payment. At the time that payments are made under this Section, the Company shall provide the Executive with a detailed written statement setting forth the manner in which such payments were calculated and the basis for such calculations. Notwithstanding the foregoing, all Severance Payments shall immediately cease and no longer be payable if Executive violates any of the terms set forth in Sections 7 or 8 hereof. Such remedy shall be in addition to any and all other remedies available by law or equity.

(f) Delayed Commencement Date. Notwithstanding any provision to the contrary in this Agreement, no payment or benefit to which the Executive otherwise becomes entitled under this Section 6 shall be made, paid or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this subparagraph (f), whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral, shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Section 6 shall be paid or provided in accordance with the normal payment dates specified for them herein.

(g) Notice of Termination. Any purported termination of the Executive’s employment with the Company (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 14.

7. Restriction on Activities of the Executive.

(a) Non-Competition Restrictions. During the Employment Term and for twelve (12) months after the Employment Termination Date (the “Restricted Period”), whether such termination is pursuant to this Agreement or otherwise, Executive shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company, corporation or other entity, anywhere within the Territory (as defined below), own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, any person, business or entity which competes with the Company’s Business (as defined below) where the Executive would have responsibilities that are entirely or substantially similar to the responsibilities the Executive had at any time during the last twenty-four (24) months of the Executive’s employment with the Company or in which the Executive would have responsibility for or access to confidential information that is similar to or relevant to that Proprietary Information which the Executive had access to during the last twenty-four (24) months of the Executive’s employment with the Company. Notwithstanding anything to the contrary, nothing in this Section 7(a) prohibits the Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation. For purposes of this Agreement, the “Company’s Business” shall mean the business of designing, developing, marketing, selling and/or providing for (i)

pharmaceutical, life sciences, medical device and medical diagnostic companies: (A) the commercialization of pharmaceuticals, biologics and medical devices or diagnostic products which includes the sales, marketing, naming, advertising and assessing of patient outcomes for the Company’s and Affiliated Companies’ clients, (B) clinical research organizations, (C) staffing clinical trial and/or clinical research and development personnel, and (D) consulting services which includes the brand management, business development, clinical development, medical affairs, pricing and market access and sales for the Company’s and Affiliated Companies’ clients, (ii) health care providers, third-party administrators and insurers: medical claims review and negotiations and (iii) any other business that the Company and/or an Affiliated Company engages in, or which the Company and/or an Affiliated Company has developed definitive plans to engage in, as of Executive’s Termination Date. For purposes of this Agreement, the “Territory” shall mean every State or foreign country where the Company and/or an Affiliated Company maintains employees, owns or leases property or otherwise conducts business during the Restricted Period. “Affiliated Company” means any company, directly or indirectly, controlled by, controlling or under common control with inVentiv Group Holdings, Inc.

(b) Non-Solicitation and No-Hire Restrictions. During the Restricted Period, whether such termination is pursuant to this Agreement or otherwise, Executive shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company, corporation or other entity: (i) solicit, or attempt to solicit, any officer, director, consultant or employee of the Company or an Affiliated Company to terminate or diminish such individual’s employment or engagement with the Company or such Affiliated Company, (ii) hire any officer, director, consultant or employee of the Company or an Affiliated Company or (iii) solicit the sale of, or sell or offer, any products or services that are similar to or competitive with products or services sold by, offered by, manufactured by, designed by, or distributed by the Company or an Affiliated Company, to any person, company or entity which was a customer or potential customer of the Company or an Affiliated Company for such products or services and with whom Executive had direct contact or about whom Executive learned Proprietary Information at any time during the last twenty-four (24) months of Executive’s employment with the Company or an Affiliated Company.

(c) Non-Disparagement Restrictions. Executive agrees that Executive shall not disparage the Company, an Affiliated Company, or any of their products or practices, any of their respective directors, officers or employees, either orally or in writing, at any time. The Company will use reasonable efforts to instruct its senior officers and directors to not disparage Executive, either orally or in writing, at any time. Nothing in this Section 7(c) shall limit the ability of the Executive, the Company and its senior officers or directors to provide truthful testimony as required by law or any judicial or administrative process.

8. Non-Disclosure of Proprietary Information.

(a) Proprietary Information. In the course of service to the Company or an Affiliated Company, the Executive will be provided, learn, develop and have access to trade secrets, confidential information and proprietary materials regarding the organization, business and finances of the Company or an Affiliated Company which is not generally available to the public and which has been developed or acquired, or will be developed or acquired, at considerable effort and expense by the Company or an Affiliated Company. Such information shall hereinafter be called “Proprietary Information” and may include, but is not limited to, (i) products, (ii) services, (iii) designs, (iv) methods, (v) techniques, (vi) systems, (vii) know-how, (viii) strategic or technical data, (ix) marketing research data, (x) product research and development data, (xi) sales techniques, (xii) sales data, (xiii) confidential customer lists, (xiv) software, (xv) business plans, (xvi) pricing information, (xvii) employee personnel files, (xviii) clinical, prescriber, pharmacy and/or patient data, (xix) recruiting information, including, but not limited to, candidate data and client preference and contact data, and (xx) any other information gained in the course of the Executive’s employment with the Company or an Affiliated Company that could reasonably be expected to be deleterious to the Company or an Affiliated Company if disclosed to third parties. Proprietary Information shall not be considered generally available to the public if the Executive or others improperly reveal such information to the public without the Company’s or an Affiliated Company’s express written consent and/or in violation of an obligation of confidentiality to the Company or an Affiliated Company.

(b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and, as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Proprietary Information, (iii) substantial relationships with specific prospective or existing Clients or clients, (iv) Client goodwill associated with the Company’s business and (v) specialized training relating to the Services and the Company’s technology, methods and procedures. The Executive agrees that the foregoing covenants set forth in Sections 7, 8 and 11 are reasonable and necessary to protect the Company’s and Affiliated Company’s trade secrets and other Proprietary Information, good will, stable workforce, and customer relations.

(c) Confidentiality. The Proprietary Information shall be held by the Executive in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment with the Company. The Executive further acknowledges that such Proprietary Information as is acquired and used by the Company is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Proprietary Information and to keep it confidential whether it is in written form, on electronic media or oral. The Executive shall not copy any Proprietary Information except to the extent necessary to his employment nor remove any Proprietary Information or copies thereof from the Company’s premises except to the extent necessary to his employment and then only with the authorization of an officer of the Company. All records, files, materials and other Proprietary Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its Clients, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Proprietary Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Company.

(d) References to the Company in this Section 8 shall include the Company’s Affiliated Companies.

9. Resolution of Disputes.

(a) Injunctive Relief. Executive acknowledges and agrees that a breach by the Executive of any of the provisions of Sections 7, 8, 10 or 11 hereof will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Executive or requiring the Executive to perform the Executive’s obligations hereunder, and will additionally be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including, without limitation, the right to recover monetary damages for the breach by the Executive of any of the provisions of this Agreement.

(b) Any action between the Company and Executive must be commenced in Mercer County, New Jersey. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10. Conflicts of Interest. Except as otherwise set forth in Section 7(a), while employed by the Company, the Executive shall not, directly or indirectly, unless approved by the Company:

(a) participate as an individual in any way in the benefits of transactions with any of the Company suppliers or clients, including, without limitation, having a financial interest in the Company’s suppliers or clients, or making loans to, or receiving loans from, the Company’s suppliers or clients;

(b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a technical capacity by, a person or entity that does business with the Company.

As used in Section 10(a), (b) or (c), references to the Company also includes an Affiliated Company.

11. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (a) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and for a period of six (6) months subsequent to the Employment Termination Date or the expiration of the Employment Term and (b) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (x) it was made with the Company’s equipment, supplies, facilities, or Proprietary Information, (y) results from work performed by the Executive for the Company, or (z) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. References to the Company in this Section 11 shall include the Company’s Affiliated Companies.

12. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

13. Severability.

(a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included and the invalid or unenforceable provision shall be substituted with a provision which most closely approximates the intent and the economic effect of the invalid or unenforceable provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

14. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressee in person, by Federal Express or similar overnight delivery, or by facsimile delivery followed by Federal Express or similar next business day delivery, as follows:

(i)	if to the Company:

inVentiv Health, Inc.

One Van de Graaff Drive

Burlington, MA 01803

Attn: General Counsel

(ii)	if to the Executive:

At the most recent address on file at the Company or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

16. Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, each party shall be responsible for its own attorneys’ fee, costs and expenses.

17. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New Jersey without regard to choice of law considerations.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof, including, but not limited to, the Previous Employment Agreement, which is terminated and no longer in force and effect. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which, enforcement or the change, waiver discharge or termination is sought. The Company and the Executive hereby agree that as of the Effective Date, the terms and conditions of the Previous Employment Agreement are terminated and no longer of force or effect.

19. Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

20. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement effective as of the date set forth above.

inVentiv Health, Inc.		Executive

By:	/s/ Eric R. Green	/s/ Jeffrey P. McMullen
Name:	Eric R. Green	Jeffrey P. McMullen
Title:	General Counsel

14